UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MICROVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROVISION, INC.

NOTICE OF 2019 ANNUAL MEETING

May 22, 2019

Dear MicroVision Shareholder:

The Annual Meeting of Shareholders of MicroVision, Inc. (the “Company”) will be held at Courtyard Marriott Bellevue/Redmond, 14615 NE 29th Place, Bellevue, WA 98007 on May 22, 2019 at 9:00 a.m. for the following purposes:

1.	To elect the seven director nominees named in the accompanying proxy statement to serve until the next annual meeting;

2.	To approve an amendment to the 2013 MicroVision, Inc. Incentive Plan;

3.	To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year;

4.	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers; and

5.	To conduct any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

Details of the business to be conducted at the meeting are more fully described in the accompanying Proxy Statement. Please read it carefully before casting your vote.

If you were a shareholder of record on March 29, 2019 (the “Record Date”), you will be entitled to vote on the above matters. A list of shareholders as of the Record Date will be available for shareholder inspection at the headquarters of the Company, 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, during ordinary business hours, from May 10, 2019 to the date of the Annual Meeting. The list also will be available for inspection at the Annual Meeting.

Important!

Whether or not you plan to attend the Annual Meeting, your vote is very important.

After reading the Proxy Statement, you are encouraged to vote by (1) toll-free telephone call, (2) the Internet or (3) completing, signing and dating the printable proxy card and returning it as soon as possible. If you are voting by telephone or the Internet, please follow the instructions on the proxy card. You may revoke your proxy at any time before it is voted by following the instructions provided below.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 22, 2019. The proxy materials and the annual report to shareholders for the fiscal year ended December 31, 2018 are available at http://www.microvision.com/investors/proxy.html.

If you need assistance voting your shares, please call Investor Relations at (425) 882-6629.

The Board of Directors recommends a vote FOR the election of the seven nominees for director named in this proxy statement, a vote FOR approval of the proposed amendment to the 2013 MicroVision, Inc. Incentive Plan, a vote FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm and a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in this Proxy Statement under the heading Executive Compensation (commonly referred to as “say-on-pay”).

At the Annual Meeting, you will have an opportunity to ask questions about the Company and its operations. You may attend the Annual Meeting and vote your shares in person, even if you previously voted by telephone or the Internet or returned your proxy card. Your proxy (including a proxy granted by telephone or the Internet) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Redmond, Washington, voting again by telephone or Internet, or attending the Annual Meeting and voting in person.

We look forward to seeing you. Thank you for your ongoing support of and interest in MicroVision, Inc.

Sincerely,

David J. Westgor
Secretary

April 9, 2019
Redmond, Washington

MICROVISION, INC.

6244 185th Avenue NE, Suite 100

Redmond, Washington 98052

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

May 22, 2019

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Notice of Internet Availability of Proxy Materials?

A:

We sent you the Notice of Internet Availability of Proxy Materials because the Board of Directors of the Company (the “Board of Directors” or the “Board”) is soliciting your proxy to vote at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Courtyard Marriott Bellevue/Redmond, 14615 NE 29th Place, Bellevue, WA 98007 on May 22, 2019, at 9:00 a.m.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card. You may also print, complete, sign, and return the proxy card to the address in the instructions.

On March 29, 2019 (the “Record Date”) there were 102,104,593 shares of common stock of the Company outstanding. If you owned shares of our common stock at the close of business on the Record Date, you are entitled to one vote for each share of common stock you owned as of that date. We made this Proxy Statement available on or about April 9, 2019 to all shareholders entitled to vote their shares at the Annual Meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the Record Date. The proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:

If you properly cast your vote by either voting your proxy by telephone or via the Internet or executing and returning the proxy card, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	“FOR” the election of each of the nominees for director named in this proxy statement;

•	“FOR” approval of the proposed amendment to the 2013 MicroVision, Inc. Incentive Plan;

•	“FOR” ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm; and

•

“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in this Proxy Statement under the heading Executive Compensation (commonly referred to as “say-on-pay”).

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May my broker vote for me?

A:

Under the rules of the Financial Industry Regulatory Authority, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 3, but not on any of the other proposals.

Q:	What are abstentions and broker non-votes?

A:

An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone or via the Internet by following these procedures. To revoke your proxy:

•	Vote again by telephone or Internet;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to MicroVision’s Secretary at the Company’s offices in Redmond, Washington; or

•	Attend the Annual Meeting and vote in person.

Q:	How do I vote in person?

A:

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in a brokerage account or by another nominee, the Notice of Internet Availability of Proxy Materials is being forwarded to you. Follow the instructions on the Notice of Internet Availability of Proxy Materials in order to vote your shares by proxy or in person. Alternatively, you may contact the person in whose name your shares are registered or brokerage if shares are held in street name and obtain a proxy from that person or brokerage and bring it to the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:

The quorum requirement for holding the meeting and transacting business is one-third of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the election of directors (Proposal 1)?

A:

The seven nominees for director who receive the most votes at the 2019 Annual Meeting will be elected. So, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.

Q:	What vote is required to approve the proposed amendment to the 2013 MicroVision, Inc. Incentive Plan (Proposal 2)?

A:

The affirmative vote of a majority of the votes properly cast on the proposal at the 2019 Annual Meeting is required to approve the amendment to the 2013 MicroVision, Inc. Incentive Plan. Abstentions and broker non-votes will not be counted “for” or “against” the proposal and will have no effect on the outcome of the vote.

Q:	What vote is required to ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm (Proposal 3)?

A:

The affirmative vote of a majority of the votes properly cast on the proposal at the 2019 Annual Meeting is required to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	What vote is required to approve the vote on the compensation of the Company’s named executive officers (Proposal 4)?

A:

For Proposal 4, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. Because Proposal 4 is an advisory vote, there is technically no minimum vote requirement for that Proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	Who pays the costs of soliciting these proxies?

A:

The Company will pay all the costs of soliciting these proxies. In addition to the solicitation of proxies by mail, our officers, employees or proxy solicitor also may solicit proxies by telephone, fax or other electronic means of communication, or in person. The Company will also reimburse banks, brokers, nominees, fiduciaries and solicitors, for the expenses they incur in forwarding the proxy materials to you.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of MicroVision common stock, please call us at (425) 882-6629 or send an e-mail to ir@microvision.com.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal One—Election of Directors

The Board oversees the Company’s business affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not directly involve itself in day-to-day operations of the Company. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives, and the Company’s principal advisers by reading the reports and other materials that the Company sends them regularly and by participating in Board and committee meetings. The Company’s directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve. Until any vacancy is filled, the Board will consist of the members who are elected at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

If any nominee is unable to stand for election, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board may recommend. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for election.

Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the nominees listed below.

THE BOARD RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

We seek individuals to serve as directors with established strong professional reputations, sophistication and experience in strategic planning, leadership, business management, innovation and in substantive areas that affect our business such as: technology development; sourcing, manufacturing and operations; financing; finance and accounting; business operations; government contracts; intellectual property strategy and licensing; legal and regulatory; and sales and marketing. We believe that each of our current directors possesses the professional and personal qualifications necessary for Board service and have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Set forth below are the name, position held and age of each director and of the nominees for director of the Company. The principal occupation and recent employment history of each nominee is described below, and the number of shares of common stock beneficially owned by each director and nominee as of March 29, 2019 is set forth on page 26 of this Proxy Statement.

Name	Age	Position
Simon Biddiscombe*	51	Director
Robert P. Carlile (1) (2)*	63	Director
Yalon Farhi	57	Director
Perry M. Mulligan	61	Director and Chief Executive Officer
Bernee D.L. Strom (1) (3)*	71	Director
Brian Turner (2) (3)*	59	Chairman of the Board and Lead Independent Director
Thomas M. Walker (2)*	54	Director
Slade Gorton (1) (3)*R	91	Director

*	Independent Director
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating Committee
R	Mr. Gorton is not standing for election and will retire from the Board when his term expires at the Annual Meeting.

Perry M. Mulligan has served as a director of the Company since January 2010 and Chief Executive Officer of the Company since November 2017. Mr. Mulligan has over 30 years of experience in operations and supply chain management. Mr. Mulligan was formerly Senior Vice President of Operations for Emulex Corporation where he oversaw Emulex operations, including supplier management, test engineering, logistics, IT and facilities from July 2013 to June 2015. Mr. Mulligan served as Senior Vice President, Operations for QLogic from October 2007 to June 2013, where he was responsible for all aspects of the manufacturing and delivery of products to the customer in addition to overall supply chain design and manufacturing strategy. Prior to QLogic, Mr. Mulligan was at Solectron from May 2004 to September 2007, where he held the position of Senior Vice President Supply Chain Management and Chief Procurement Officer and was responsible for establishing the overall materials and supply chain strategy. Mr. Mulligan brings extensive experience and knowledge in developing and setting up worldwide manufacturing and sourcing operations and overall supply chain strategy. Mr. Mulligan has an MBA from the University of Western Ontario.

Simon Biddiscombe joined the Company’s board in December 2018. Mr. Biddiscombe is Chief Executive Officer and a board member at MobileIron, the security backbone for the digital enterprise protecting corporate data across apps, networks, and clouds. Since October 2017 he has led MobileIron’s overall business strategy and is responsible for MobileIron’s day-to-day-operations. Simon has over 20 years of management and financial experience. He began his career at PricewaterhouseCoopers LLP where he spent nine years, including the firm’s Silicon Valley technology accounting and audit practice. He previously has served in several executive leadership roles including Chief Financial Officer and Chief Executive Officer at QLogic, Chief Financial Officer at Mindspeed Technologies, and Chief Financial Officer at Wyle Electronics. Mr. Biddiscombe holds a BA in business studies from the University of Glamorgan and is a Fellow of the Institute of Chartered Accountants in England and Wales. Mr. Biddiscombe brings expertise in finance, accounting, operations, business strategy and leadership.

Robert P. Carlile, a retired partner at KPMG LLP, joined the Company’s board in February 2017. In his 39-year career in public accounting at KPMG and Arthur Andersen, Mr. Carlile served as the lead audit partner on numerous public company engagements operating across different industries including technology, retail, transportation, bio-science, and manufacturing. He worked directly with boards of directors and audit committees of these companies on audits of financial statements and internal controls, registration statements and assistance with mergers, acquisitions and dispositions. In addition to his experience as a lead audit partner Mr. Carlile held a variety of operating leadership positions at KPMG and Arthur Andersen in the Pacific Northwest. In these roles he was responsible for establishing market strategy, fostering community relationships and accomplishing operating results. Mr. Carlile brings expertise to the board in the areas of auditing, accounting and financial reporting, internal controls and corporate governance.

Yalon Farhi joined the Company’s board in September 2016. Since 1998, Mr. Farhi, a Colonel in the Israeli Defense Forces (reserves), has served as a motivational lecturer and educator at Bnei-David Institutions, a pre-army and post-army educational program in Israel. From 1998 to January 2016, Mr. Farhi worked as an administrative manager for El-Ami, a non-governmental organization in Israel. Mr. Farhi also serves on the board of directors of DarioHealth Corp., a provider of digital health services and dynaCERT, Inc. a Canadian company that provides carbon reduction technology for internal combustion engines. In addition, for the past thirty years, Mr. Farhi has been the owner of a private gardening and land development services company based in Israel. Mr. Farhi received a degree in Education Studies and holds a Teaching Certificate from the Moreshet Yaacov College in Jerusalem. Mr. Farhi brings expertise to the board in international business.

Bernee D.L. Strom has served as a director of the Company since October 2017. Ms. Strom has over 25 years of experience in executive management, marked by advisory roles and board memberships at Polaroid Corporation, Hughes Electronics/DirecTV, Benchmark Electronics and other public and privately held companies. Since April 2015, Ms. Strom has served as a Senior Advisor to Seattle-based investment bank Cascadia Capital and SkyLIFE Technologies. From 2008 to 2014 Ms. Strom was Chairman and CEO of WebTuner Corp., continuing as Chairman until 2015. Ms. Strom has also served as Chairman and CEO of Strom

Group, an investment, management consulting, and business advisory firm focused on high technology companies. Prior to that, Ms. Strom founded or ran Gemstar/TV Guide International (now part of TIVO), Priceline.com, and USA Digital Radio (now HD Radio). Further, she was a founding partner of Revitalization Partners, a Seattle-based business advisory firm. Ms. Strom was named one of the leading business women of the State of Washington with its Lead Where You Land award and is the recipient of many other awards and recognition for her mentorship, entrepreneurship and leadership in both commercial and civic organizations. Ms. Strom brings business management and leadership expertise and knowledge to the Board.

Brian Turner has served as a director of the Company since July 2006 and currently serves as Chairman of the Board and Lead Independent Director. Mr. Turner was the Chief Financial Officer of Coinstar Inc. from 2003 until June 2009. Prior to Coinstar, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer and Treasurer of Real Networks, Inc., a digital media and technology company. Prior to Real Networks, from 1999 to 2001, Mr. Turner was employed by BSquare Corp., a software company, where he initially served as Senior Vice President of Operations, Chief Financial Officer and Secretary, before being promoted to President and Chief Operating Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corp., an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers LLP where he held several positions including Director, Corporate Finance. Mr. Turner sits on various private company boards and is a member of the Board, audit and compensation committee of Cray, Inc., a public company. Mr. Turner also served on Symetra Material Fund (“SMF”) from 2012 to 2015 where he was Lead Director and on the Audit and Compensation Committee. SMF was a registered Investment Company. Mr. Turner brings financing expertise and knowledge of operational finance and accounting to the Board.

Thomas M. Walker has served as a director of the Company since November 2013. Mr. Walker served as Executive Vice President of the Company from December 2012 through November 2013. Mr. Walker served as Vice President, General Counsel and Secretary of the Company from May 2002 to December 2012. Prior to joining MicroVision, Mr. Walker served as Senior Vice President, General Counsel and Secretary of Advanced Radio Telecom Corp., a publicly held telecommunications company where he managed domestic and international legal affairs from April 1996 to April 2002. Prior to that, Mr. Walker advised publicly and privately held businesses while practicing in the Los Angeles offices of the law firms of Pillsbury Winthrop and Buchalter Nemer Fields and Younger. Mr. Walker holds a B.A. from Claremont McKenna College and a J.D. from the University of Oregon. Mr. Walker has an in depth knowledge of the Company’s business from his time spent as an executive of the Company and also brings an understanding of corporate governance and relevant legal topics to the Board.

Slade Gorton has served as a director of the Company since September 2003. Mr. Gorton is Of Counsel at the law firm of K&L Gates, LLP. Prior to joining the firm, he represented Washington State in the United States Senate for 18 years. Mr. Gorton began his political career in 1958 as a Washington State Representative and went on to serve as State House Majority Leader. Mr. Gorton served as Attorney General of Washington from 1969-1981, and during that time, he argued 14 cases before the United States Supreme Court. After leaving the Senate, Mr. Gorton served as a Commissioner on the National Commission on Terrorist Attacks Upon the United States (“9-11 Commission”); as a member of the National War Powers Commission and is Co-Chairman of the National Transportation Policy Project. Mr. Gorton also served in the U.S. Army, U.S. Air Force, and the U.S. Air Force Reserves. Mr. Gorton is a former Director of Clearwire, Inc. From his positions as an attorney, in business and government, and prior history as a director of the Company, Mr. Gorton brings expertise in legal matters, corporate governance, general leadership and the Company’s business and technology evolvement. Mr. Gorton is not standing for election at our Annual Meeting.

Board Meetings and Committees

Our Board of Directors met six times during 2018. All directors attended at least 75% of the meetings of the Board and meetings of the Board committees on which they served. We have adopted a policy that each of our continuing directors be requested to attend our annual meeting each year. All directors then in office attended our annual meeting in 2018.

Independence Determination

No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner, or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence set forth in the Nasdaq listing standards and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any director may have with us. As a result of its annual review, the Board has determined that all of the directors, with the exception of Mr. Mulligan and Mr. Farhi, are independent (the “Independent Directors”). The Independent Directors are identified by an asterisk in the table above.

The Nasdaq listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is our employee or is a partner in or executive officer of an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Based on all of the foregoing, as required by Nasdaq rules, the Board made a subjective determination as to each Independent Director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the Securities and Exchange Commission (the “SEC”) providing that to qualify as “independent” for purposes of membership on that Committee, members of audit committees may not accept, directly or indirectly any consulting, advisory, or other compensatory fee from us other than their director compensation.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for the most significant risks applicable to the Company. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures and senior management succession planning.

Board Expertise and Diversity

The Nominating Committee seeks to have a Board that represents diversity as to experience, gender, race and ethnicity, but does not have a formal policy with respect to diversity. We seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and two members of our Audit Committee are audit committee financial experts.

Board Leadership Structure

Our Board annually elects a Chairman of the Board. The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Mr. Turner currently serves as Chairman and Lead Independent Director. In this role, among other duties, Mr. Turner meets with our Chief Executive Officer and with senior officers as necessary, schedules and presides at meetings of the Board, including meetings of the Independent Directors, serves as a liaison between the Board and our management, approves meeting schedules and agendas, and undertakes other responsibilities designated by the Board. The Board believes that the separate roles of Mr. Mulligan as Chief Executive Officer and Mr. Turner as Chairman and Lead Independent Director currently well serve the interests of us and our shareholders. Mr. Mulligan can devote his attention to leading the Company and focus on our business strategy. The Board believes that Mr. Turner provides an appropriate level of independence in the Company’s leadership through his review and approval of meeting agendas and his leadership of the Board.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Board of Directors has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating Committee. The full text of each charter is available on our website located at www.microvision.com.

The Audit Committee

The Board has an Audit Committee which assists the Board by monitoring and overseeing: (1) our accounting and financial reporting processes and the audits of our financial statements, (2) the integrity of our financial statements, (3) our compliance with legal and regulatory requirements, and (4) the performance of our internal finance and accounting personnel and our independent auditors. The Audit Committee conducts discussions related to our earnings announcements and periodic filings, as well as numerous other informal meetings and communications among the Chair, various Audit Committee members, the independent auditors and/or members of our management. Robert P. Carlile, Brian Turner and Thomas M. Walker currently serve on the Audit Committee, with Mr. Carlile serving as Chairman. The Audit Committee met four times during 2018.

Among other matters, the Audit Committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditor. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees our internal financial controls and financial disclosure procedures.

The “audit committee financial experts” designated by the Board are Robert P. Carlile and Brian Turner, each an independent director. Mr. Carlile has thirty-nine years of experience in various roles in Public Accounting at KPMG and Arthur Andersen. Mr. Turner has thirteen years of experience as a chief financial officer of four public companies and has thirteen years of experience in various roles at PricewaterhouseCoopers LLP, including Director, Corporate Finance.

The Compensation Committee

The Compensation Committee makes decisions on behalf of, and recommendations to, the Board regarding salaries, incentives and other forms of compensation for directors, officers, and other key employees, and administers policies relating to compensation and benefits. The Compensation Committee’s charter provides the Compensation Committee with the authority to retain a compensation consulting firm in its discretion. In 2018 the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide independent compensation consulting services after assessing the independence and determining that there was no conflict of interest. Meridian advised the Compensation Committee on a variety of matters including executive and director compensation, pay philosophy, compensation peer group, competitive market information, incentive plan design for annual and long-term incentive compensation, emerging best practices in compensation matters and alignment of executive and director compensation with shareholder interests.

The Compensation Committee also serves as the Plan Administrator for our stock option plans pursuant to authority delegated by the Board. Slade Gorton, Bernee D.L. Strom, and Robert P. Carlile currently serve as members of the Compensation Committee, with Ms. Strom serving as Chairperson. Mr. Gorton will not be continuing as a director following the Annual Meeting. The Compensation Committee met four times during 2018.

The Nominating Committee

The Nominating Committee counsels the Board of Directors with respect to Board and committee structure and membership. In fulfilling its duties, the Nominating Committee, among other things, will:

•	establish criteria for nomination to the Board and its committees, taking into account the composition of the Board as a whole;

•	identify, review, and recommend director candidates for the Board;

•	recommend directors for election at the annual meeting of shareholders and to fill new or vacant positions;

•	establish policies with respect to the process by which our shareholders may recommend candidates to the Nominating Committee for consideration for nomination as a director;

•	assess and monitor, with Board involvement, the performance of the Board; and

•	recommend directors for membership on Board Committees.

Bernee D.L. Strom, Slade Gorton and Brian Turner currently serve as members of the Nominating Committee, with Mr. Turner serving as Chairman. Mr. Gorton will not be continuing as a director following the Annual Meeting. The Nominating Committee met twice during 2018.

The Nominating Committee will consider recommendations for directorships submitted by shareholders, or groups of shareholders, that have beneficially owned at least 5% of our outstanding shares of common stock for at least one year prior to the date the nominating shareholder submits a candidate for nomination as a director. A nominating shareholder or group of nominating shareholders may submit only one candidate for consideration. Shareholders who wish the Nominating Committee to consider their recommendations for nominees for the position of director should submit their request in writing no later than the 120th calendar day before the anniversary of the date of the prior year’s annual meeting proxy statement was released to shareholders. Such written requests should be submitted to the Nominating Committee care of the Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, and must contain the following information:

•

The name, address, and number of shares of common stock beneficially owned by the nominating shareholder and each participant in a nominating shareholder group (including the name and address of all beneficial owners of more than 5% of the equity interests of a nominating shareholder or participant in a nominating shareholder group);

•

A representation that the nominating shareholder, or nominating shareholder group, has been the beneficial owner of more than 5% of our outstanding shares of common stock for at least one year and will continue to beneficially own at least 5% of our outstanding shares of common stock through the date of the annual meeting;

•

A description of all relationships, arrangements, or understandings between or among the nominating shareholder (or any participant in a nominating shareholder group) and the candidate or any other person or entity regarding the candidate, including the name of such person or entity;

•

All information regarding the candidate that we would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the SEC with respect to a meeting at which the candidate would stand for election;

•

Confirmation that the candidate is independent, with respect to the Company, under the independence requirements established by us, the SEC, and Nasdaq listing requirements, or, if the candidate is not independent with respect to the Company under all such criteria, a description of the reasons why the candidate is not independent;

•	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

•

A representation signed by the candidate that if elected he or she will: (1) represent all shareholders of the Company in accordance with applicable laws, and our certificate of incorporation, by-laws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary Directors and Officers Questionnaires.

In its assessment of each potential candidate, the Nominating Committee will review the nominee’s judgment, experience, independence, understanding of our or other related industries and such other factors the Nominating Committee determines are pertinent in light of the current needs of the Board. The Nominating Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, and, as described above, by shareholders. In identifying and considering candidates for nomination to the Board, the Nominating Committee considers, in addition to the requirements set out in the Nominating Committee charter, quality of experience, our needs and the range of talent and experience represented on the Board.

Shareholder Communication with the Board of Directors

We have adopted written procedures establishing a process by which our shareholders can communicate with the Board of Directors regarding various topics related to the Company. A shareholder desiring to communicate with the Board, or any individual director, should send his or her written message to the Board of Directors (or the applicable director or directors) care of the Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052. Each submission will be forwarded, without editing or alteration, by the Secretary of the Company to the Board, or the applicable director or directors, on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, executive officers, and greater-than 10% shareholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. They must also provide us with copies of the reports.

Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that all of these reporting persons complied with their filing requirements during 2018.

Code of Ethics

We have adopted a code of ethics applicable to all of our executive officers, known as the Code of Ethics for MicroVision Executives. We have also adopted a code of conduct applicable to our directors, officers, and employees, known as the Code of Conduct. The Code of Ethics for MicroVision Executives and the Code of Conduct are available on our website. In the event that we amend or waive any of the provisions of the Code of Ethics for MicroVision Executives we intend to disclose the same on our website at www.microvision.com.

Proposal Two—Amendment of the 2013 MicroVision, Inc. Incentive Plan

The Board of Directors has authorized an amendment to the 2013 MicroVision, Inc. Incentive Plan (as amended, the “Incentive Plan”), subject to shareholder approval. The amendment will increase the number of shares of common stock reserved for issuance upon exercise of options granted under the Incentive Plan by 1,500,000 to a total of 12,300,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING AMENDMENT OF THE 2013 MICROVISION, INC. INCENTIVE PLAN.

Summary of the Incentive Plan

The Incentive Plan amended, restated and renamed our 2006 Incentive Plan. The Incentive Plan was originally adopted by the Board in 2013 and approved by the shareholders in June of 2013. The Incentive Plan will terminate on the tenth anniversary of the date of approval by the shareholders, unless earlier terminated by the Board. If the proposed amendment to the Incentive Plan is approved, a maximum of 12,300,000 shares of common stock may be delivered in satisfaction of awards made under the Incentive Plan. The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to stock appreciation rights, or “SARs,” granted to any person in any calendar year will each be 250,000. The maximum benefit that will be paid to any person under other awards in any calendar year will be, to the extent paid in shares, 250,000 shares, and, to the extent paid in cash, $3,000,000. In the event of a stock dividend, stock split or other change in our capital structure, the Administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, any exercise prices relating to awards and any other provisions of awards affected by the change. The Administrator may also make similar adjustments to take into account other distributions to stockholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Incentive Plan and to preserve the value of awards.

Administration. The Board of Directors administers the Incentive Plan. The term “Administrator” is used in this Proxy Statement to refer to the person (the Board and its delegates) charged with administering the Incentive Plan. The Administrator has full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms, and conditions of any awards. Awards may be in the form of options, SARs, restricted or unrestricted stock, deferred stock, other stock-based awards, or cash awards, and any such award may be a performance-based award. The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the Incentive Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the Administrator made under the Incentive Plan are conclusive and bind all parties.

Eligibility. Participation is limited to employees, non-employee directors, as well as consultants and advisors who are selected by the Administrator to receive an award. The group of persons from which the Administrator will select participants consisted of approximately 120 individuals as of March 29, 2019.

Stock Options. The Administrator may, from time to time, award options to any participant subject to the limitations described above. Stock options give the holder the right to purchase shares of common stock of the Company within a specified period of time at a specified price. Two types of stock options may be granted under the Incentive Plan: incentive stock options, or “ISOs”, which are subject to special tax treatment as described below, and nonstatutory options, or “NSOs.” Eligibility for ISOs is limited to employees of the Company and its subsidiaries.

The exercise price of an ISO cannot be less than the fair market value of the common stock at the time of grant. In addition, the expiration date of an ISO cannot be more than ten years after the date of the original grant.

In the case of NSOs, the exercise price and the expiration date are determined in the discretion of the Administrator. The Administrator also determines all other terms and conditions related to the exercise of an option, including the consideration to be paid, if any, for the grant of the option, the time at which options may be exercised and conditions related to the exercise of options.

Stock Appreciation Rights. The Administrator may grant SARs under the Incentive Plan. An SAR entitles the holder upon exercise to receive an amount in cash or common stock or a combination thereof (as determined by the Administrator) computed by reference to appreciation in the value of a share of common stock above a base amount which may not be less than fair market value on the date of grant.

Stock Awards; Deferred Stock. The Incentive Plan provides for awards of nontransferable shares of restricted common stock, as well as unrestricted shares of common stock. Awards of restricted stock and unrestricted stock may be made in exchange for past services or other lawful consideration. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to the Company unless specified conditions are met. Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends. Other awards under the Incentive Plan may also be settled with restricted stock. The Incentive Plan also provides for deferred grants (“deferred stock”) entitling the recipient to receive shares of common stock in the future on such conditions as the Administrator may specify. Any stock award or award of deferred stock resulting in a deferral of compensation subject to Section 409A of the Code will be construed to the maximum extent possible consistent with the requirements of Section 409A of the Code.

Performance Awards. The Administrator may also make awards subject to the satisfaction of specified performance criteria. Performance awards may consist of common stock or cash or a combination of the two. The performance criteria used in connection with a particular performance award will be determined by the Administrator. The Administrator will determine whether the performance targets or goals that have been chosen for a particular performance award have been met.

General Provisions Applicable to All Awards. Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime, an ISO and, except as the Administrator may provide, other non-transferable awards requiring exercise may be exercised only by the recipient. Shares delivered under the Incentive Plan may consist of either authorized but unissued or treasury shares. The number of shares delivered upon exercise of a stock option is determined net of any shares transferred by the optionee to the Company (including through the holding back of shares that would otherwise have been deliverable upon exercise) in payment of the exercise price or tax withholding.

Mergers and Similar Transactions. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company’s stock by a person or entity or by a group of persons or entities acting together, or in the event of a sale of substantially all of the Company’s assets or a dissolution or liquidation of the Company, the following rules will apply except as otherwise provided in an Award:

•

If the transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all of the outstanding awards or for the grant of new awards in substitution therefor by the acquiror or survivor.

•

If the transaction is one in which holders of common stock will receive a payment (whether cash, non-cash or a combination), the Administrator may provide for a “cash-out”, with respect to some or all awards, equal in the case of each affected award to the excess, if any, of (A) the fair market value of one share of common stock times the number of shares of common stock subject to the award, over (B) the aggregate exercise or purchase price, if any, under the award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms and other terms, and subject to such conditions, as the Administrator determines.

•

If there is no assumption or substitution of any award requiring exercise, each such outstanding award will become fully exercisable prior to the completion of the transaction on a basis that gives the holder of the award a reasonable opportunity to exercise the award and participate in the transaction as a stockholder.

•	Each award, other than outstanding shares of restricted stock, unless assumed will terminate upon consummation of the transaction.

•

Any share of common stock delivered pursuant to the “cash-out” or acceleration of an award, as described above, may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the award was subject. In the case of restricted stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such stock in connection with the transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Incentive Plan.

Amendment. The Administrator may at any time or times amend the Incentive Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Incentive Plan as to any future grants of awards. The Administrator may not, however, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award without the Participant’s consent, unless the Administrator expressly reserved the right to do so at the time of the Award.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the grant and exercise of stock options under the Incentive Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with stock options or federal tax consequences associated with other awards under the Incentive Plan, nor does it cover state, local or non-U.S. taxes.

ISOs. In general, an optionee realizes no taxable income for regular income tax purposes upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise (a “disqualifying disposition”) produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price. A corresponding deduction is available to the Company. Any additional gain recognized in the disqualifying disposition is treated as a capital gain for which the Company is not entitled to a deduction. In general, if the disqualifying disposition is an arm’s length sale at less than the fair market value of the shares at time of exercise, the optionee’s ordinary income, and the Company’s corresponding deduction, are limited to the excess, if any, of the amount realized on the sale over the amount paid by the optionee for the stock. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as a capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

The Administrator may award stock options that are exercisable for restricted stock. Under Section 83 of the Code, an optionee who exercises an NSO for restricted stock will generally have income only when the stock vests. The income will equal the fair market value of the stock at that time less the exercise price. However, the optionee may make a so-called “83(b) election” in connection with the exercise to recognize taxable income at that time. Assuming no other applicable limitations, the amount and timing of the deduction available to the Company will correspond to the income recognized by the optionee. If an ISO is exercised for restricted stock, a timely 83(b) election will have the effect, in general, of fixing the amount taken into account for alternative minimum tax purposes at the excess of the fair market value of the shares at time of exercise over the exercise price. However, for regular income tax purposes the ordinary income and corresponding Company deduction associated with a disqualifying disposition of stock acquired upon exercise of an ISO, where the stock was restricted at time of exercise but vested prior to the disposition, would be determined by reference to the fair market value of the shares on the date of vesting whether or not the optionee made an 83(b) election.

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether a participant has received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including the payment consisting of accelerated vesting of awards, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

Under Section 162(m) of the Code, remuneration in excess of $1 million is generally nondeductible if paid to any “covered employee” of a publicly held corporation (generally the corporation’s chief executive officer, chief financial officer and its next three most highly compensated executive officers in the year that the compensation is paid).

Stock options awarded under the Incentive Plan are intended to be exempt from the rules of Section 409A of the Code and guidance issued thereunder and will be administered accordingly. However, neither the Company nor the Administrator, nor any person affiliated with or acting on behalf of the Company or the Administrator, will be liable to any participant or to the estate or beneficiary of any participant by reason of any acceleration of income, or any additional tax or interest penalties, resulting from the failure of an award to satisfy the requirements of Section 409A of the Code.

Proposal Three—Ratification of the Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year, subject to ratification by the Company’s stockholders at the Annual Meeting. The Company has been advised by Moss Adams LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of Moss Adams LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Although stockholder ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm is not required, the Board is nevertheless submitting the selection of Moss Adams LLP to the stockholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Moss Adams LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019. Should the selection of Moss Adams LLP not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even in the event the selection of Moss Adams LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal Four—Advisory Vote on Executive Compensation

The Executive Compensation section beginning on page 18 of this Proxy Statement shows 2018 compensation information for our named executive officers.

The Board is asking shareholders to cast a non-binding, advisory vote FOR the approval of the compensation paid to the Company’s named executive officers, as disclosed in the Executive Compensation section.

Our executive compensation program embodies a pay-for-performance philosophy that is intended to support the Company’s business strategy and align the interests of our executives with our shareholders.

For these reasons, the Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers. The Company is providing a vote on this proposal pursuant to Section 14A of the Exchange Act and has determined that it will hold advisory votes on executive compensation each year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER BUSINESS

The Company knows of no other matters to be voted on at the Annual Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

EXECUTIVE COMPENSATION

Executive Compensation Overview

The Company’s executive compensation program is designed to attract, retain, motivate and recognize high performance executive officers. The Compensation Committee is responsible for and oversees the Company’s compensation program. The Company’s philosophy is to provide compensation programs that incentivize and reward both the short and long-term performance of the executive officers relative to the Company’s performance. Thus, the Compensation Committee utilizes compensation components that measure overall Company performance, including performance against the Company’s annual strategic operating plan. In addition, the Compensation Committee seeks to align the interests of the Company’s executive officers with its shareholders.

The principal elements of the Company’s compensation are base salary, incentive bonus awards, and equity awards. The Company’s executive compensation policy recognizes that stock price is only one measure of performance, and given industry business conditions and the long-term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Thus, the Compensation Committee considers the median level of compensation of its peer group, competitive market information, and the achievement of the Company’s business objectives when determining executive compensation.

Base Salary. Base salaries for the named executive officers are primarily based on the position, taking into account competitive market compensation paid by other companies in the Company’s peer group for similar positions. Recommendations from management regarding each named executive officer’s base salary based on management’s evaluation of the executive officer’s performance are also taken into account.

As with total executive compensation, the Compensation Committee believes that executive base salaries should generally target the median base salary of the Company’s peer group. Each named executive officer’s base salary is also determined by reviewing the other components of the executive officer’s compensation to ensure that the total compensation is in line with the Compensation Committee’s overall compensation philosophy.

Salaries for 2018 were based on the compensation objectives mentioned above and, in the case of Mr. Mulligan, his employment agreement. Base salary rates in 2018 for Messrs. Mulligan, Holt and Sharma were $350,000, $255,905 and $280,000, respectively.

Incentive Bonus. The Compensation Committee believes that a portion of an executive officer’s total compensation, an incentive bonus, should be based on the Company’s performance. The Compensation Committee believes that structuring a significant portion of each executive officer’s annual cash compensation as an incentive bonus, and the contingent nature of that compensation, induces an executive officer to execute on both the short and long-term goals of the Company. It has structured the executive compensation program to reflect this philosophy by creating an incentive bonus framework that translates Company financial and operational performance into incentive bonuses.

Each of the named executive officers is eligible for an annual incentive bonus. The amount of the bonus depends generally on the level of Company performance, with a target set as a percentage of base salary. The Compensation Committee approves the target bonus percentages and the actual bonus awards for all executive officers. Target bonus percentages are set to be approximately at the median of the Company’s peer group.

In 2018, the Compensation Committee approved 65% as a target bonus award (as a percentage of base salary) for Mr. Mulligan, 50% for Mr. Sharma and 40% for Mr. Holt. The amount of the bonus actually awarded to executives is determined solely in the discretion of the Compensation Committee for all executive officers. Based on its review of management’s evaluation of the Company’s performance in 2018, the Compensation Committee, using its discretionary authority, determined that each named executive officer met his performance objectives with respect to his 2018 annual incentive bonus. The timing of the payments and the form (cash or equity awards) have not yet been determined.

Equity Awards. The Compensation Committee believes that equity participation is a key component of the Company’s executive compensation program. Equity awards are designed to attract and retain executive officers and to motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Each year the Compensation Committee reviews the size and composition of the equity grants to ensure that they are aligned with the Company’s compensation philosophy of compensating executives at the median of the Company’s peer group. Similar to base salary, a review of equity award levels is conducted to ensure that a named executive officer’s equity compensation comports with the Compensation Committee’s overall philosophy and objectives and is competitive with the Company’s peer group.

The Compensation Committee’s practice is to make annual equity awards as part of its overall philosophy of performance-based compensation. Restricted stock units and stock options are awarded by the Compensation Committee to executive officers based on a philosophy of providing equity incentives at the median of the Company’s peer group.

Believing that it is important that our CEO and other executive officers have interests that are aligned with the long-term interests of the Company and its shareholders, we have adopted a stock retention policy that requires the CEO and other executive officers to obtain over time and then retain equity with a minimum value of five times base salary in the case of the CEO and three times base salary in the case of other executives.

In 2018, Messrs. Mulligan, Holt and Sharma were awarded (i) 83,333, 66,667, and 75,000 restricted stock units (“RSUs”), respectively, one-third of which would vest annually over three years based on continuous service and (ii) 166,667, 133,333 and 150,000 of performance based stock units (“PBSUs”), respectively, that are eligible to vest annually over three years subject to meeting the continuous service requirement as well as the performance criteria based on appreciation of the Company’s publicly traded common stock price. In 2018, the Compensation Committee reviewed information regarding compensation of the Company’s peer group identified by an independent compensation consultant and additional compensation information about other similar publicly traded companies. The Board believes that a switch from stock options to RSUs is necessary to continue to attract and retain talent in the years ahead and directly aligns our executive’s interests and shareholder interests. To further align the interests of our executives with those of our shareholders, the Compensation Committee added the performance vesting criteria to the PBSUs that would require significant appreciation of the Company’s stock price.

Summary Compensation Table for 2018

The following table provides information regarding the compensation we paid to each of our executive officers named below (our “named executive officers”) during the last two fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Perry M. Mulligan(1)	2018	350,000	25,000	105,950	—	6,423	487,373
Chief Executive Officer and Director	2017	93,728	—	215,750	114,119	75,672	499,269

Stephen P. Holt	2018	255,905	72.500	84,760	—	8,250	421,415
Chief Financial Officer	2017	230,186	62,770	—	64,012	6,215	363,183

Sumit Sharma	2018	266,895	70,600	95,355	—	8,882	441,132
Chief Operating Officer	2017	213,333	60,600	—	128,023	5,143	407,099

(1)

Mr. Mulligan’s compensation for fiscal 2017 includes the following payments to him in his capacity as Director prior to his appointment as Chief Executive Officer in November 2017: salary, $46,000 (representing director fees earned or paid in cash); stock awards, $19,500.

(2)

Bonuses payable in year presented, earned in prior year. Bonuses earned in 2018 have been determined to be 100% of the target for each of the named executives. Mr. Mulligan’s bonus is valued at $227,500, Mr. Holt’s bonus is valued at $102,362 and Mr. Sharma’s bonus is valued at $140,000. The timing of the payments and the form (cash or equity awards) have not yet been determined.

(3)	Reflects the fair value of stock and option awards on the grant date in accordance with FASB ASC Topic 718.

(4)

Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown below represent the direct dollar cost incurred in providing these perquisites and other personal benefits to the named executive officers.

(5)	The table below shows all other amounts under All Other Compensation for fiscal 2017 and 2018:

Name and Principal Position	Fiscal Year	Prerequisites and Personal Benefits	Employer Contribution to 401(k) Account (6)	Relocation Payments (7)
Perry M. Mulligan	2018	—	6,423	—
Chief Executive Officer and Director	2017	—		75,672

Stephen P. Holt	2018	—	8,250	—
Chief Financial Officer	2017	—	6,215	—

Sumit Sharma	2018	—	8,282	—
Chief Operating Officer	2017	—	5,143	—

(6)

This column represents the amount of matching contributions made to our qualified 401(k) retirement plan for each of our named executive officers. In June 2015, the Company began making contributions to our qualified 401(k) retirement plan for all employees.

(7)

This column represents the reimbursement of Mr. Mulligan’s relocation expenses in connection with his employment as Chief Executive Officer in fiscal 2017 pursuant to his Employment Agreement described below.

Outstanding Equity Awards at Year End 2018

The following table shows outstanding equity awards for our named executive officers as of December 31, 2018:

Name		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested ($)(9)
Perry M. Mulligan	(3)(5)	1,875	—	22.64	7/30/2020	93,750	(6)	56,616
	(4)(5)	1,875	—	22.64	7/30/2020	166,667	(7)	100,650
	(4)(5)	1,875	—	9.20	6/9/2021	83,333	(8)	50,325
	(4)(5)	15,000	—	3.08	6/7/2022
	(1)	31,250	93,750	1.57	11/13/2027
Stephen P. Holt	(1)	40,000	—	2.20	5/7/2023	133,333	(7)	80,520
	(2)	40,000	—	2.28	8/8/2023	66,667	(8)	40,260
	(1)	50,000	—	1.76	6/3/2024	—		—
	(1)	37,500	12,500	3.26	6/2/2025	—		—
	(1)	25,000	25,000	1.89	6/1/2026	—		—
	(1)	16,250	48,750	1.67	2/8/2027	—		—
Sumit Sharma	(1)	15,000	5,000	3.16	10/7/2025	150,000	(7)	90,585
	(1)	25,000	25,000	1.89	6/1/2026	75,000	(8)	45,293
	(1)	32,500	97,500	1.67	2/8/2027	—		—

(1)	The indicated option vests 25% on each anniversary of the grant date.
(2)	The indicated option vests 33% on each anniversary of the grant date.
(3)	The indicated options vested 100% on the date of grant.
(4)	The indicated option vests on the earlier of the day prior to the date of the Company’s annual meeting of shareholders next following the date of grant, or one year from the date of grant.
(5)	The indicated option was awarded to Mr. Mulligan as a member of the Board of Directors.
(6)	The indicated restricted stock units vest 25% on 11/13/2018, 25% on 11/13/2019, 25% on 11/13/2020 and 25% on 11/13/2021.
(7)

The performance criteria is the achievement of the Company’s share price of $2.50 sustained for 60 of trailing 90 days before the PSUs are earned (“Earned PSUs”). To the extent the PSUs become Earned PSUs they shall be eligible to vest as to one-third (1/3) of the PSUs subject to the Award on the each of the first three (3) anniversaries of June 5, 2018, subject to the executive’s continuous employment on the applicable vesting date. If there are outstanding but unearned PSUs as of a vesting date and the PSUs become Earned PSUs prior to the next vesting date the Earned PSUs that would have vested on any earlier vesting date shall become immediately vested and deliverable.

(8)	The indicated restricted stock units vest 33% on 6/5/2019, 33% on 6/5/2020 and 34% on 6/5/2021.
(9)	The market value of shares of stock that have not vested is based on a price per share of $0.6039, the closing sale price of the Company’s common stock as of December 31, 2018 as reported by Nasdaq.

Potential Payments upon Termination or Change in Control

All of our named executive officers, except Mr. Mulligan, are employed at will and do not have employment agreements. Mr. Mulligan’s employment agreement is summarized below. Under the 2013 Incentive Plan, 100% of each of the named executive officers’ options which have not been exercised will become fully vested and immediately exercisable upon a change of control of the Company that does not result in an assumption, substitution or pay off of such award by the acquiring company. In addition, 100% of each named executive officer’s restricted stock units will become fully vested upon a change of control at the Company. With respect to PBSUs issued the named executive officers in 2018, in the event a change of control occurs before the performance criteria is met, the PBSUs would vest in part based on the fair market value of the Company as common stock as determined by the Compensation Committee in connection with the change of control on a straight line basis between $1.75 and $2.50, with 40% vesting at $1.75 and 100% at $2.50.

Severance and Employment Agreements

Mr. Mulligan’s Employment Agreement

Payment upon Termination. Under Mr. Mulligan’s employment agreement with the Company dated November 21, 2017, if he dies, becomes disabled, retires, terminates his employment other than for “good reason” or is terminated by us for “cause,” he will be provided his earned but unpaid base salary, earned but unused vacation time, any bonus compensation for the prior year which is unpaid on the date of termination to the extent bonuses are paid to other officers, 12 months of certain group and medical benefits for Mr. Mulligan’s family and any business expenses which have not yet been reimbursed by us. If we terminate him “other than for cause,” or if he terminates his employment for “good reason,” he will receive, in addition to the amounts listed in the foregoing sentence, his base salary for 12 months following the date of his termination, plus an amount equal to his target bonus for the year prior to the termination, and we will continue to pay certain group medical and dental expenses in that 12-month period.

We do not accelerate the vesting of equity incentives for our executive officers in the event of a termination of employment. In the event of a change in control of the Company, all unvested stock options vest upon the change in control if the change in control does not result in an assumption, substitution or pay off of such award by the acquiring company, and the Compensation Committee has the discretion to remove the vesting restrictions on all unvested restricted shares.

In determining whether a termination occurred with or without “cause,” “cause” is deemed to exist under Mr. Mulligan’s employment agreement when there is a repeated willful failure to perform or gross negligence in the performance of his duties; fraud, embezzlement or other dishonesty with respect to us; a breach of his obligations of confidentiality, non-competition, or non-solicitation against us; or commission of a felony or other crime involving moral turpitude.

In determining whether Mr. Mulligan has “good reason” to terminate his employment, “good reason” is deemed to exist when: we have failed to continue him in a certain position; there is a material diminution in the nature and scope of his responsibilities; there is a material failure of us to provide him with base salary and benefits, excluding an inadvertent failure which is cured within a certain time period; or his office is relocated more than thirty-five miles from the then-current location of our principal offices without his consent. Mr. Mulligan may only terminate his employment for good reason if he (a) gives notice to us within ninety (90) days of the initial occurrence of the event or condition constituting good reason, setting forth in reasonable detail the nature of such good reason; (b) we fail to cure within thirty (30) days following such notice; and (c) Mr. Mulligan terminates his employment within thirty (30) days following the end of the thirty (30)-day cure period (if we fail to cure).

Payment upon a Change in Control. In the event of a change of control and the termination of Mr. Mulligan’s employment “other than for cause” by us within two years following a change of control, we must pay Mr. Mulligan an amount equal to one year of base salary plus a payment equal to his target bonus. The foregoing amount will be paid in a single lump sum. We must also pay the full cost of Mr. Mulligan’s continued participation in our group health and dental plans for two years or, if less, for so long as he remains entitled to continue such participation under applicable law. In addition, 100% of his equity-based or equity-linked awards which have not been exercised and have not expired or been surrendered or cancelled, will become exercisable in accordance with the applicable award agreement.

Our obligation to pay the severance amounts mentioned in this “Payments upon a Termination or Change in Control” section is subject to Mr. Mulligan signing an employee release. Also, Mr. Mulligan must comply with certain confidential information and assignment of intellectual property obligations. Further, Mr. Mulligan is subject to a non-compete and non-solicit obligation for 12 months following his termination.

Change of Control Severance Plan

In November 2011, the Company adopted a Change of Control Severance Plan (the “Severance Plan”). Under the Severance Plan, a “change of control” is defined as the occurrence of any of the following events: (i) the acquisition by any person or group of more than 50% of the then outstanding securities of the Company entitled to vote generally in the election of directors; (ii) individuals who constitute the board of directors cease for any reason to constitute at least a majority of the board, provided, however, that any individual becoming a director whose election, or nomination for election, by the Company’s shareholders, was approved by a vote of at least a majority of the incumbent directors are considered as though such individual were a member of the incumbent board; (iii) certain reorganizations, recapitalizations, mergers or consolidations; (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (v) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

In the event that a “designated participant,” including Stephen Holt and Sumit Sharma, is terminated on, or during the two-year period following, a change of control, for any reason other than by the Company for cause (or, in the case of a participant other than a designated participant, any termination of the participant’s employment, on or during the eighteen-month period following a change of control, by the Company other than for cause or by the participant for good reason), the Company will pay the participant an amount equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control, plus a payment equal to the target bonus for which the participant is eligible, which amount shall be payable within ten business days following the later of the effective date of the release of claims described below or the date it is received by the Company. If, however, the timing associated with the execution, revocation and effectiveness of the release of claims would otherwise allow the payment described above to be made in either of two taxable years, such payment will not be made prior to the first day of the second taxable year. The Company will also pay the full cost of the participant’s continued participation in the Company’s group health and dental plans for one year or, if less, for so long as the participant remains entitled to continue such participation under applicable law. In addition, all options held by the participant which are not exercisable, and which have not been exercised and have not expired or been surrendered or cancelled, will become initially exercisable upon termination and will otherwise be and remain exercisable in accordance with their terms, and all other equity-based compensation awards granted to the participant, including, restricted stock and restricted stock units, will become vested and become free of restrictions.

Payment under the Plan is contingent upon the participant executing and delivering to the Company a release from all claims in any way resulting from, arising out of or connected with such participant’s employment with the Company.

Pay Ratio

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of Perry Mulligan, our Chief Executive Officer compared to the median of the annual total compensation of our other employees.

We determined our median employee based on base salary (annualized in the case of full- and part-time employees who joined the Company during 2018) of each of our 107 employees (excluding Mr. Mulligan) as of December 31, 2018.

The annual total compensation of our median employee (other than Mr. Mulligan) for 2018 including base salary, bonus and equity grant was $147,705. Mr. Mulligan’s total compensation for 2018, including base salary, bonus and equity grant was $487,373.

Based on the foregoing, our estimate of the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all other employees was 3.3 to 1. Given the different methods that other public companies may use to determine an estimated pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Director Compensation for 2018

The following table provides information concerning our non-employee directors during the year ended December 31, 2018. Mr. Mulligan’s compensation information is provided with the other named executive officers in the “Executive Compensation” section above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(4)	Option Awards ($)(2)(4)	Total ($)
Simon Biddiscombe(3)	—	—	10,336	10,336
Robert P. Carlile	46,000	36,300	—	82,300
Yalon Farhi	37,000	36,300	—	73,300
Slade Gorton	38,000	36,300	—	74,300
Bernee D.L. Strom	43,000	36,300	—	79,300
Brian Turner	55,250	36,300	—	91,550
Thomas M. Walker	42,250	36,300	—	78,550

(1)	Reflects the fair value of stock awards granted in 2018 in accordance with FASB ASC Topic 718.

(2)	Reflects the fair value of option awards on the grant date in accordance with FASB ASC Topic 718.

(3)	Simon Biddiscombe was appointed to our Board in December 2018.

(4)	The following table shows the number of outstanding shares underlying option and stock awards for each of our non-employee directors as of December 31, 2018:

Name	Option Awards	Stock Awards (5)
Simon Biddiscombe	30,000	—
Robert P. Carlile	30,000	40,000
Yalon Farhi	30,000	40,000
Slade Gorton	20,625	81,974
Bernee D.L. Strom	30,000	30,000
Brian Turner	20,625	81,974
Thomas M. Walker	169,222	91,839

(5)	30,000 shares vest on the date that is the earlier of one year from the September 30, 2018 grant date, or the day before the next scheduled annual meeting of shareholders.

Each non-employee director is granted a non-statutory option to purchase 15,000 shares of common stock on the date on which he or she is first elected or appointed to the Board. These options are fully vested and immediately exercisable upon the date of grant. Under the terms of a director compensation plan approved by the Board, each of our non-employee directors also receives, upon his or her initial appointment or election and upon each subsequent reelection to the Board, an option to purchase 15,000 shares that vests in full on the earlier of (i) the day prior to the date of our annual meeting of shareholders next following the date of grant, or (ii) one year from the date of grant, provided the non-employee director continues to serve as a director on the vesting date. If a non-employee director ceases to be a director for any reason other than death or disability before his or her term expires, then any outstanding unvested options issued to such Independent Director will be forfeited. Options vested as of the date of termination for any reason other than death or disability are exercisable through the date of expiration. The exercise price for each option is equal to the closing price of our common stock as reported on the Nasdaq Global Market on the date of grant. The options generally expire on the tenth anniversary of the date of grant.

Notwithstanding the terms of the aforementioned director compensation plan, in each of our last five fiscal years prior to 2018, the Board approved the issuance of 10,000 shares of the Company’s restricted stock to each of our non-employee directors upon his or her reelection to the Board, in lieu of the option award described in the foregoing paragraph. In 2018, the Board approved the issuance of 30,000 shares of the Company’s restricted stock to each of our non-employee directors who was reelected at our 2018 annual meeting.

In addition, each non-employee director generally receives the following cash compensation for his or her service as a director:

•	A fee of $20,000 that accrues as of the date of appointment or election to the Board, and as of the date of each subsequent reelection;

•	A fee of $3,000 for the Board chair or $2,000 per director for each Board meeting attended by the director; and

•	A fee of $3,000 for the committee chair or $2,000 per committee member for each committee meeting attended by the director that is held on a day other than a day on which a Board meeting is held.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board.

INFORMATION ABOUT MICROVISION COMMON STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of March 29, 2019, the number of shares of our common stock beneficially owned by our directors and nominees, the named executive officers, and all directors and executive officers as a group and each person known by us to own beneficially more than 5% of our outstanding common stock.

Name of Beneficial Owner	Number of Shares (1)	Percent of Common Stock (2)
Perry M. Mulligan(3)	199,807	*
Stephen P. Holt(4)	234,346	*
Sumit Sharma(5)	105,000	*
Simon Biddiscombe(6)	30,000	*
Robert P. Carlile(6)	70,000	*
Yalon S. Farhi(6)	70,000	*
Slade Gorton(7)	199,432	*
Bernee D.L. Strom(6)	60,000	*
Brian Turner(7)	127,213	*
Thomas M. Walker(8)	262,061	*
AWM Investment Company, Inc.(9)	8,157,718	8.0%
All executive officers and directors as a group (11 persons)(10)	1,558,776	1.5%

*	Less than 1% of the outstanding shares of common stock.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.

(2)	Percentage of common stock is based on 102,104,593 shares of common stock outstanding as of March 29, 2019.
(3)	Includes 51,875 shares issuable upon exercise of options.
(4)	Includes 225,000 shares issuable upon exercise of options.
(5)	Includes 105,000 shares issuable upon exercise of options.
(6)	Includes 30,000 shares issuable upon exercise of options.
(7)	Includes 20,625 shares issuable upon exercise of options.
(8)	Includes 169,222 shares issuable upon exercise of options.
(9)

Based solely on information set forth in a Schedule 13G filed with the SEC on February 13, 2019. The business address of AWM Investment Company, Inc. is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

(10)	Includes 896,277 shares issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Under the Code of Conduct adopted by us, officers, directors and employees must avoid even the appearance of a conflict of interest. Under the Code of Ethics for MicroVision Executives we have adopted, all of our executive officers must report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. We also review questionnaires completed by all directors and executive officers for potential “related-person transactions” between us and related persons. The Board’s Audit Committee is responsible for review, approval, or ratification of related-person transactions. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

AUDIT COMMITTEE REPORT

Review of the Company’s Audited Financial Statements

The Audit Committee serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process. Moss Adams LLP, acting as an independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2018 with the Company’s management, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with generally accepted accounting principles. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent auditors for the fiscal year ended December 31, 2018, the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) AS 1301, Communications with Audit Committees.

The Audit Committee received from Moss Adams LLP the written disclosures required by Rule 3526 of the PCAOB (Communication with Audit Committee Concerning Independence) and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Charter of the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.

Audit Committee

Robert P. Carlile, Chairman

Brian Turner

Thomas M. Walker

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Accountant Fees and Services

Our independent auditors, Moss Adams LLP, billed the following fees to us for audit and other services for 2018 and 2017, respectively:

Audit Fees

The aggregate fees billed for professional services rendered by Moss Adams LLP for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q were $351,870 for 2018 and $350,946 for 2017.

Audit Related Fees

Audit related fees include the aggregate fees billed for professional services rendered by Moss Adams LLP in connection with the audit of the Company’s 401(k) plan. Fees for audit related services totaled $21,000 in 2018 and $14,815 in 2017.

Tax Fees

Tax fees include the aggregate fees billed for professional services rendered by Moss Adams LLP in connection with federal, state and foreign tax compliance and tax advice. Fees for tax services totaled $15,500 in 2018 and $15,313 in 2017.

All Other Fees

Fees for all other services not described above include fees for subscriptions to online accounting research tools. Fees for these services totaled $5,857 and $2,864 billed by Moss Adams LLP for 2018 and 2017, respectively.

The Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and has determined that it is consistent with such independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee pre-approves all audit services and all permitted non-audit services by the independent auditors. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

The Audit Committee evaluates whether our use of the independent auditors for permitted non-audit services is compatible with maintaining the independence of the independent auditors. The Audit Committee’s policies prohibit us from engaging the independent auditors to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, or internal audit outsourcing services unless it is reasonable to conclude that the results of these services will not be subject to audit procedures. The Audit Committee’s policies completely prohibit us from engaging the independent auditors to provide any services relating to any management function, expert services not related to the audit, legal services, broker-dealer, investment adviser, or investment banking services or human resource consulting.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2020 Annual Meeting, our shareholders must adhere to the following procedures as prescribed in Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Under Rule 14a-8, a shareholder who intends to present a proposal at the 2020 annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 11, 2019. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed in care of our Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052.

In addition, a shareholder may nominate a director or present any other proposal at the 2020 annual meeting of shareholders by complying with the requirements set forth in Section 1.11 and Section 1.12 of our bylaws. You may propose candidates for consideration by the Nominating Committee for nomination as directors by writing to us. In order to nominate a director for election at next year’s annual meeting of shareholders, you must comply with the director recommendation procedures described on pages 9 and 10 of this Proxy Statement. To be timely, a stockholder’s notice must be delivered to or mailed by first class United States mail, postage prepaid, and received by our Corporate Secretary at MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052 not less than 60 calendar days nor more than 90 calendar days prior to the annual meeting of stockholders. If less than sixty 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to our stockholders, then for the notice by the stockholder to be timely it must be received not later than the close of business on the tenth business day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our bylaws describe the requirements for submitting proposals at the Annual Meeting. If you wish to obtain a free copy of the Company’s bylaws, please contact Investor Relations, MicroVision, Inc., 6244 185thAvenue NE, Suite 100, Redmond, Washington 98052.

ADDITIONAL INFORMATION

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2018 was first made available to the shareholders of the Company with this Proxy Statement on or about April 9, 2019. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, the section of this Proxy Statement entitled “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC, may be obtained by shareholders without charge by written or oral request to Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, telephone (425) 882-6629, or may be accessed on the Internet at www.sec.gov.

Householding

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request that only a single copy of the Notice of Internet Availability of Proxy Materials be mailed in the future. Contact Investor Relations by phone at (425) 882-6629, by fax at (425) 867-9992, by mail to Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, or by e-mail to  ir@microvision.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 8:59 p.m., Seattle, Washington time, on May 21, 2019. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.

MICROVISION, INC 6244 185TH AVE NE SUITE 100 REDMOND, WA 98052

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1.	To elect the seven nominees for director named in the proxy statement.

Nominees

01	Simon Biddiscombe 02 Robert P. Carlile 03 Yalon Farhi 04 Perry M. Mulligan 05 Bernee D.L. Strom
06	Brian Turner 07 Thomas M. Walker

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain

2.	To approve the proposed amendment to the 2013 MicroVision, Inc. Incentive Plan					☐	☐	☐

3.	To ratify the selection of Moss Adams LLP as the Company's independent registered public accounting firm for the current fiscal year					☐	☐	☐

4.	To hold a non binding advisory vote on the compensation of the Company's named executive officers					☐	☐	☐

NOTE: The Board of Directors recommends a vote FOR the election of seven nominees for director, a vote FOR the amendment to the 2013 MicroVision, Inc. Incentive Plan, a vote FOR ratification of the selection of Moss Adams LLP as the Company's independent registered public accounting firm, and a vote FOR the approval, on an advisory basis of the compensation of the Company's named executive officers, as such information is disclosed in this Proxy Statement under the heading Executive Compensation (commonly referred to as say-on-pay).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .

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MICROVISION, INC.

ANNUAL MEETING MAY 22, 2019

PROXY SOLICITED BY BOARD OF DIRECTORS

The 2019 Annual Meeting of Shareholders of MicroVision, Inc. will be held on MAY 22, 2019 at 9:00 a.m., Pacific Time, at the Courtyard Marriott Bellevue/Redmond, 14615 NE 29th Place, Bellevue, WA 98007

The undersigned hereby appoints Perry M. Mulligan, Stephen P. Holt, and David J. Westgor, and each of them, each with power to appoint his substitute, as proxies to vote and act at the 2019 Annual Meeting of Shareholders of MicroVision, Inc. (the “Company”) to be held on May 22, 2019, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the reverse side on the matters on the reverse side, as described in the accompanying notice of the 2019 Annual Meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the 2019 Annual Meeting are hereby revoked.

The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR all proposals. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side